As filed with the Securities and Exchange Commission on January 10, 2008
File No. 333-147360

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONCOVISTA INNOVATIVE THERAPIES, INC.
(formerly Aviation Upgrade Technologies, Inc.)
(Exact Name of Registrant as Specified In Its Charter)

Nevada	3714	33-0881303
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14785 Omicron Drive
Suite 104
San Antonio
Texas 78245
(Telephone Number 210 677 6000)
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Place of Business)

Alexander L. Weis, Ph.D.
Chief Executive Officer
14785 Omicron Drive
Suite 104
San Antonio
Texas 78245
(Telephone Number 210 677 6000)
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code,
Of Registrant’s Agent for Service)

Copies to:

Robert Steven Brown
Gary M. Emmanuel
Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, New York 10022
(212) 209-3050 / (212) 371-5500 (Telecopy)
rbrown@reitlerbrown.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form SB-2 (File No. 333-147360) is being filed solely for the purpose of filing Exhibit 5.1 and Exhibit 99.1.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent authorized by the Nevada Revised Statutes as the same (or any substitute provision therefore) from time to time may be in effect.

We currently do not have directors and officers liability insurance although we intend to procure directors and officers liability insurance as soon as reasonably practicable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters’ discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee	$406.12
Legal Fees and Expenses*	25,000.00
Blue Sky Fees (including counsel fees)*.	5,000.00
Accounting Fees and Expenses*.	20,000.00
Transfer Agent and Registrar Fees*	1,000.00
Printing and Engraving Expenses*	3,000.00
Miscellaneous*	5593.88

Total	$60,000.00

Item 26. Recent Sales of Unregistered Securities

Registrant

During the last three years, the Registrant has issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

On November 27, 2007, the Registrant issued to an accredited investor in partial consideration for the grant of an exclusive license the following: (i) 500,000 shares of common stock, (ii) a warrant to acquire $5,000,000 worth of common stock at the national market exercise price (as such term is defined in the warrant), and (iii) a warrant to purchase 200,000 shares of common stock at $2.50 per share.

During the year ended December 31, 2006 and 2005, the Registrant issued no unregistered shares of its common stock.

During the fiscal year ended December 31, 2004, the Registrant issued unregistered shares of its common stock in the following transactions:

During the three month period ended March 2004, outstanding warrants to purchase 30,466 shares of common stock were exercised by the holders.

On March 1, 2004, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the sale of 55,000 shares of common stock for cash consideration of $50,000.

On April 26, 2004, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the sale of 20,000 shares of common stock for cash consideration of $20,000. ended September 30, 2004, the Registrant entered into Securities Purchase Agreements with various accredited investors for the sale of 61,050 shares of common stock for cash consideration of $55,500.

During the three month period ended December 31, 2004, the Registrant entered into Securities Purchase Agreements with various accredited investors for the sale of 28,875 shares of common stock for cash consideration of $26,250 and a stock subscription of $750.

OncoVista-Sub

During the last three years, OncoVista-Sub issued unregistered securities, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and OncoVista-Sub believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with OncoVista-Sub-Sub, to information about OncoVista-Sub-Sub.

On November 1, 2007, OncoVista-Sub issued to (i) its Chief Executive Officer 1,500,000 shares of restricted stock, vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011, and (ii) its Chief Technology Officer 500,000 shares of restricted stock, vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011.

On August 23, 2007, OncoVista-Sub issued to a consultant warrants to acquire 100,000 shares of OncoVista-Sub common stock exercisable through August 31, 2012 exercisable at $2.50 per share.

On August 8, 2007, OncoVista-Sub issued to a current stockholder warrants to acquire 250,000 shares of OncoVista-Sub common stock exercisable at $2.50 per share in partial consideration for the waiver of anti-dilution rights.

On August 15, 2007, OncoVista-Sub completed the closing of a private placement whereby it sold to accredited investors a total of 970,712 units at $7.00 per unit, each unit consisting of four shares of OncoVista-Sub common stock and a warrant to acquire one share of OncoVista-Sub common stock. The net proceeds of the private placement were approximately $6,300,000 after payment of placement agent fees of $418,000 and expenses of approximately $75,000. In connection with the private placement, OncoVista-Sub issued warrants to its placement agent, Maxim Group, LLC, to acquire 278,857 shares of OncoVista-Sub common stock. The warrants and placement agent warrants are exercisable through August 15, 2012 at the exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends, distributions, reorganizations, reclassifications, consolidations and mergers. The warrants and placement agent warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants.

On July 1, 2007 OncoVista-Sub issued five year warrants to acquire an aggregate of 257,143 shares of OncoVista-Sub common stock at an exercise price of $0.001 per share to two accredited investors in consideration for advisory services.

In December 2006, OncoVista-Sub sold 80,000 shares of OncoVista-Sub common stock to an accredited investor for cash consideration of $200,000.

On March 30, 2006, OncoVista-Sub issued warrants to acquire 85,000 shares of OncoVista-Sub common stock at an exercise price of $2.50 per share in consideration for releasing certain claims.

In March 2006, OncoVista-Sub sold 1,127,579 shares of OncoVista-Sub common stock to fifteen accredited investors for cash consideration of $2,818,948.

In February 2006, OncoVista-Sub sold 136,000 shares of OncoVista-Sub common stock to twelve accredited investors for cash consideration of $340,000.

In January 2006, OncoVista-Sub sold to an accredited investor 100,000 shares of OncoVista-Sub common stock and a warrant to acquire 200,000 shares of OncoVista-Sub common stock as partial consideration for the acquisition by merger of Aengus Pharmaceuticals, Inc.

In January 2006, OncoVista-Sub sold 127,000 shares of common stock to sixteen accredited investors for cash consideration of $317,500.

In December 2005, OncoVista-Sub sold 561,000 shares of OncoVista-Sub common stock to twenty seven accredited investors for cash consideration of $1,402,500.

On October 13, 2005, OncoVista-Sub sold 20,000 shares of common stock to two accredited investors for cash consideration of $50,000.

On September 28, 2005, OncoVista-Sub sold 220,000 shares of common stock to three accredited investors for cash consideration of $550,000.

On August 23, 2005, OncoVista-Sub sold 200,000 shares of common stock for cash consideration of $500,000.

On August 9, 2005, OncoVista-Sub sold 2,000 shares of common stock in consideration for services rendered.

On July 25, 2005, OncoVista-Sub sold 132,000 shares of common stock to an accredited investor for cash consideration of $330,000.

On January 24, 2005, OncoVista-Sub sold 50,000 shares of common stock to an accredited investor for cash consideration of $100,000.

On December 1, 2004, OncoVista-Sub sold 300,000 shares of common stock for cash consideration of $600,000.

Item 27. Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2007, by and between Aviation Upgrade Technologies, Inc., OncoVista, Inc. and OncoVista Acquisition Corp.(1)
2.2	Copy of Certificate of Merger dated November 13, 2007. (2)
3.1	Certified Copy of the Articles of Incorporation of the Registrant.(2)
3.2	Bylaws.(3)
3.3	Certificate of Change of the Registrant.(4)
3.4	Certificate of Amendment to Articles of Incorporation of the Registrant.(11)
5.1	Opinion of Parsons Behle & Latimer.*
10.1	Executive Employment Agreement dated as of October 1, 2004, by and between OncoVista, Inc. and Alexander L. Weis, Ph.D.(2)
10.2	Executive Employment Agreement dated as of January 15, 2005, by and between OncoVista, Inc. and Corey Levenson, Ph.D.(2)
10.3	Employment Agreement dated as of August 22, 2005, by and between OncoVista, Inc. and Robert Patterson.(2)
10.4	Employment Agreement dated as of January 1, 2005, by and between OncoVista, Inc. and Tamos Bakos, Ph.D.(2)
10.5	Employment Agreement dated as of July 3, 2006, by and between OncoVista, Inc. and Jeanne Kay Noel.(6)
10.6	Lease Agreement between OncoVista, Inc. and Lipitek International, Inc. dated January 1, 2005.(2)
10.7	Investment and Stock Purchase Agreement dated September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)
10.8	Stock Purchase Option Agreement dated as of September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)

10.9	Agreement and Plan of Merger between Aengus Pharmaceuticals, Inc., OncoVista-Aengus, Inc. and OncoVista, Inc. dated as of November 7, 2005.(8)
10.10	License Agreement dated as of December 30, 2004 between AdnaGen AG and Gen-Probe Inc.(6)
10.11	Amendment to License Agreement between AdnaGen AG and Gen-Probe, Inc. effective June 30, 2006.(6)
10.12	License Agreement between Boston Medical Center Corporation and Aengus Pharmaceuticals, Inc.(9)
10.13	Assumption of Obligations of License Agreement and Consent to Transfer License Agreement between Boston Medical Center Corporation and OncoVista-Aengus, Inc. (6)
10.14	License Agreement dated November 21, 2003 between Oxigene, Inc. and Aengus Pharmaceuticals, Inc.(6)
10.15	Consent and Agreement to Assign License Agreement between Oxigene Inc. and OncoVista Aengus Pharmacueticals, Inc. dated December ___, 2005.(6)
10.16	License Agreement effective as of October 13, 2004 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.17	Patent License effective May 1, 2005 between Technology Innovations, LLC and OncoVista, Inc.(6)
10.18	License Agreement effective as of October 13, 2004 between Technology Innovations, LLC. and OncoVista, Inc. (6)
10.19	License Agreement between AdnaGen AG and Innogenetics N.V.(6)
10.20	Distribution Agreement dated January 29, 2007 between Innogenetics and AdnaGen AG.(6)
10.21	Purchase Agreement dated as of November 17, 2005 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.22	Securities Purchase Agreement, dated as of August 16, 2007.(5)
10.23	Form of Subscription Agreement between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)

10.24	Form of Registration Rights Letter between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)
10.25	Form of Warrant issued to purchasers of units in the OncoVista private placement that closed in August 15, 2007.(6)
10.26	Form of Lock-Up Agreement.(6)
10.27	Letter Agreement dated July 11, 2007 between OncoVista, Inc. and Maxim Group, LLC.(6)
10.28	Warrant dated August 15, 2007 issued to Maxim Group, LLC.(6)
10.29	Form of Subscription Agreement.(6)
10.30	2004 Stock Option Plan.(6)
10.31	2007 Stock Option Plan.(6)
10.32	2007 Stock Option Plan for Independent and Non-Employee Directors.(6)

10.33	License Agreement by and between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.34	Subscription Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.35	Investors’ Rights Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.36	Stockholders Agreement, dated November 27, 2007, between OncoVista, Inc., OSI Pharmaceuticals, Inc., and Alexander L. Weis.(7)

10.37	Stock Purchase Warrant dated November 27, 2007.(7)

10.38	Stock Purchase Warrant dated November 27, 2007. (7)

10.39	Executive Employment Agreement dated as of January 1, 2008 between Aviation Upgrade Technologies, Inc. and J. Michael Edwards.(10)

21.1	List of Subsidiaries. (12)
23.1	Consent of Berman & Company P.A. (12)
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).*
23.3	Consent of Reitler Brown &Rosenblatt LLC. (12)
99.1	Letter of Reitler Brown & Rosenblatt LLC dated January 9, 2008.*

*	Filed herewith.

(1)	Filed as an exhibit to the Current Report on Form 8-K filed on October 29, 2007 with the Commission and incorporated by reference herein.

(2)	Filed as an exhibit to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and incorporated by reference herein.

(3)	Filed as an exhibit to Form 10-SB filed on December 7, 1999 with the Commission and incorporated by reference herein.

(4)	Filed as an exhibit to the Current Report on Form 8-K filed on October 24, 2007 with the Commission and incorporated by reference herein.

(5)	Filed as an exhibit to the Current Report on Form 8-K filed August 22, 2007 with the Commission and incorporated by reference herein.

(6)	Filed as an exhibit to Current Report on Form 8-K/A filed on November 19, 2007 with the Commission and incorporated by reference herein.

(7)	Filed as an exhibit to Current Report on Form 8-K on December 3, 2007, with the Commission and incorporated by reference herein.

(8)	We will file the referenced exhibit by amendment to the Current Report on Form 8-K on November 13, 2007 with the Commission.

(9)
We will file the referenced exhibit by amendment to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and intend to seek confidential treatment with respect to portions of the referenced exhibit.

(10)	Filed as an exhibit to Current Report on Form 8-K filed on January 8, 2008 with the Commission and incorporated by reference herein.

(11)	Filed as an exhibit to Current Report on Form 8-K filed on January 9, 2008 with the Commission and incorporated by reference herein.

(12)	Filed as an exhibit to Registration Statement on Form SB-2/A (Pre-Effective Amendment No. 2) filed on January 10, 2008 with the Commission and incorporated by reference herein.

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(b) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(c)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by the undersigned registrant’s director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on January 10, 2008.

ONCOVISTA INNOVATIVE THERAPIES, INC.

By:	/s/ Alexander L. Weis
Name: Alexander L. Weis, Ph.D.
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Alexander L. Weis	Chief Executive Officer and Director	January 10, 2008
Alexander L. Weis, Ph.D.

/s/ Michael Edwards	Chief Financial Officer	January 10, 2008
J. Michael Edwards	(Principal Accounting Officer)

*	Chief Technology Officer	January 10, 2008
Corey Levenson	and Director

*	Director	January 10, 2008
Jim Wemett

*	Director	January 10, 2008
William Brock

*	Director	January 10, 2008
Alexander Ruckdaeschel

* By Alexander L. Weis, Attorney in Fact

/s/ Alexander L. Weis
Alexander L. Weis, Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2007, by and between Aviation Upgrade Technologies, Inc., OncoVista, Inc. and OncoVista Acquisition Corp.(1)
2.2	Copy of Certificate of Merger dated November 13, 2007. (2)
3.1	Certified Copy of the Articles of Incorporation of the Registrant.(2)
3.2	Bylaws.(3)
3.3	Certificate of Change of the Registrant.(4)
3.4	Certificate of Amendment to Articles of Incorporation of the Registrant.(11)
5.1	Opinion of Parsons Behle & Latimer.*
10.1	Executive Employment Agreement dated as of October 1, 2004, by and between OncoVista, Inc. and Alexander L. Weis, Ph.D.(2)
10.2	Executive Employment Agreement dated as of January 15, 2005, by and between OncoVista, Inc. and Corey Levenson, Ph.D.(2)
10.3	Employment Agreement dated as of August 22, 2005, by and between OncoVista, Inc. and Robert Patterson.(2)
10.4	Employment Agreement dated as of January 1, 2005, by and between OncoVista, Inc. and Tamos Bakos, Ph.D.(2)
10.5	Employment Agreement dated as of July 3, 2006, by and between OncoVista, Inc. and Jeanne Kay Noel.(6)
10.6	Lease Agreement between OncoVista, Inc. and Lipitek International, Inc. dated January 1, 2005.(2)
10.7	Investment and Stock Purchase Agreement dated September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)
10.8	Stock Purchase Option Agreement dated as of September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)

10.9	Agreement and Plan of Merger between Aengus Pharmaceuticals, Inc., OncoVista-Aengus, Inc. and OncoVista, Inc. dated as of November 7, 2005.(8)
10.10	License Agreement dated as of December 30, 2004 between AdnaGen AG and Gen-Probe Inc.(6)
10.11	Amendment to License Agreement between AdnaGen AG and Gen-Probe, Inc. effective June 30, 2006.(6)
10.12	License Agreement between Boston Medical Center Corporation and Aengus Pharmaceuticals, Inc.(9)
10.13	Assumption of Obligations of License Agreement and Consent to Transfer License Agreement between Boston Medical Center Corporation and OncoVista-Aengus, Inc. (6)
10.14	License Agreement dated November 21, 2003 between Oxigene, Inc. and Aengus Pharmaceuticals, Inc.(6)
10.15	Consent and Agreement to Assign License Agreement between Oxigene Inc. and OncoVista Aengus Pharmacueticals, Inc. dated December ___, 2005.(6)
10.16	License Agreement effective as of October 13, 2004 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.17	Patent License effective May 1, 2005 between Technology Innovations, LLC and OncoVista, Inc.(6)
10.18	License Agreement effective as of October 13, 2004 between Technology Innovations, LLC. and OncoVista, Inc.(6)
10.19	License Agreement between AdnaGen AG and Innogenetics N.V.(6)
10.20	Distribution Agreement dated January 29, 2007 between Innogenetics and AdnaGen AG.(6)
10.21	Purchase Agreement dated as of November 17, 2005 between Lipitek International, Inc. and OncoVista, Inc. (6)
10.22	Securities Purchase Agreement, dated as of August 16, 2007.(5)
10.23	Form of Subscription Agreement between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)

10.24	Form of Registration Rights Letter between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)
10.25	Form of Warrant issued to purchasers of units in the OncoVista private placement that closed in August 15, 2007.(6)
10.26	Form of Lock-Up Agreement.(6)
10.27	Letter Agreement dated July 11, 2007 between OncoVista, Inc. and Maxim Group, LLC.(6)
10.28	Warrant dated August 15, 2007 issued to Maxim Group, LLC.(6)
10.29	Form of Subscription Agreement.(6)
10.30	2004 Stock Option Plan.(6)
10.31	2007 Stock Option Plan.(6)
10.32	2007 Stock Option Plan for Independent and Non-Employee Directors.(6)

10.33	License Agreement by and between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.34	Subscription Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.35	Investors’ Rights Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc. (7)

10.36	Stockholders Agreement, dated November 27, 2007, between OncoVista, Inc., OSI Pharmaceuticals, Inc., and Alexander L. Weis.(7)

10.37	Stock Purchase Warrant dated November 27, 2007. (7)

10.38	Stock Purchase Warrant dated November 27, 2007. (7)

10.39	Executive Employment Agreement dated as of January 1, 2008 between Aviation Upgrade Technologies, Inc. and J. Michael Edwards. (10)

21.1	List of Subsidiaries. (12)
23.1	Consent of Berman & Company P.A. (12)
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).*
23.3	Consent of Reitler Brown & Rosenblatt LLC. (12)
99.1	Letter of Reitler Brown & Rosenblatt LLC dated January 9, 2008.*

*	Filed herewith.

(1)	Filed as an exhibit to the Current Report on Form 8-K filed on October 29, 2007 with the Commission and incorporated by reference herein.

(2)	Filed as an exhibit to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and incorporated by reference herein.

(3)	Filed as an exhibit to Form 10-SB filed on December 7, 1999 with the Commission and incorporated by reference herein.

(4)	Filed as an exhibit to the Current Report on Form 8-K filed on October 24, 2007 with the Commission and incorporated by reference herein.

(5)	Filed as an exhibit to the Current Report on Form 8-K filed August 22, 2007 with the Commission and incorporated by reference herein.

(6)	Filed as an exhibit to Current Report on Form 8-K/A filed on November 19, 2007 with the Commission and incorporated by reference herein.

(7)	Filed as an exhibit to Current Report on Form 8-K on December 3, 2007, with the Commission and incorporated by reference herein.

(8)	We will file the referenced exhibit by amendment to the Current Report on Form 8-K on November 13, 2007 with the Commission.

(9)
We will file the referenced exhibit by amendment to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and intend to seek confidential treatment with respect to portions of the referenced exhibit.

(10)	Filed as an exhibit to Current Report on Form 8-K filed on January 8, 2008 with the Commission and incorporated by reference herein.

(11)	Filed as an exhibit to Current Report on Form 8-K filed on January 9, 2008 with the Commission and incorporated by reference herein.

(12)	Filed as an exhibit to Registration Statement on Form SB-2/A (Pre-Effective Amendment No. 2) filed on January 10, 2008 with the Commission and incorporated by reference herein.